Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Key Mining Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)		-	$25,000,000	$147,60 per $1,000,000	$3,690
Total Offering Amounts						$25,000,000
Total Fee Offsets								$0
Net Fee Due								$3,690

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.